Exhibit (a)(11)


                        [NOTICE FROM THE LIMITED, INC.]

                                                              February 1, 1996


              OFFER TO PURCHASE COMMON STOCK OF THE LIMITED, INC.


Notice to Holders of Vested Stock Options:

         Under separate cover, you have been sent materials (the "Tender Offer Documents") being sent to all stockholders of The Limited, Inc. (the "Company") in connection with its recently announced offer to purchase up to 85,000,000 shares of the Company's Common Stock (such shares, together with all other outstanding shares of Common Stock of the Company, are herein referred to as the "Shares") at a price per share of $19.00 upon the terms and subject to the conditions set forth in the Offer to Purchase dated February
1, 1996 and in the related Letter of Transmittal, which together constitute the "Offer".

         As a holder of vested stock options, you may wish to exercise any or all of your vested options and then tender the Shares so acquired to the Company pursuant to the terms of the Offer. To assist you, attached is a summary of your stock option grants, including the grant date, exercise price, and the number of shares from each grant that are currently available for you to exercise.

         We encourage you to evaluate the Offer and Tender Offer Documents to determine if participation would be advantageous to you, based on your stock option exercise prices, the date of your stock option grants and the years left to exercise, the tender price, and the provisions for pro rata purchases by the Company outlined in the Offer.

         SINCE YOU ARE SUBJECT TO THE REPORTING AND LIABILITY PROVISIONS OF
SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), PLEASE NOTE THAT ANY TENDER OF SHARES BY YOU, WHETHER ACQUIRED UPON THE EXERCISE OF OPTIONS OR OTHERWISE, WILL BE SUBJECT TO THE SHORT-SWING PROFIT RECOVERY PROVISIONS OF SECTION 16(b) OF THE EXCHANGE ACT EXCEPT IN CONNECTION WITH CERTAIN TENDERS OF SHARES UNDER THE COMPANY SAVINGS AND RETIREMENT PLAN, AND WILL BE MATCHABLE WITH ANY NON-EXEMPT PURCHASE OF SHARES OCCURRING WITHIN THE SIX-MONTH PERIOD PRIOR TO OR SUCCEEDING SUCH TENDER.

         We strongly encourage you to discuss the Offer with your tax advisor or broker. Merrill Lynch is also available to assist in answering any questions you may have. They can be reached at (614) 225-3194, if calling from Columbus, Ohio, or (800) 873-5870 (toll-free), if calling from outside Columbus, Ohio.

         If you decide to exercise any of your stock options, attached is a form B for you to use. The Offer expires Wednesday, March 6, 1996, unless extended by the Company. If you do exercise in order to tender, you will need to exercise your shares by February 26, 1996, in order to obtain Shares to tender by March 6, 1996.

         As described in the Offer to Purchase, if fewer than all Shares validly tendered prior to the expiration of the Offer are to be purchased by the Company, the Company will purchase Shares in the following order of priority: (a) all "odd lot" Shares tendered prior to the expiration of the Offer by any stockholder who owned beneficially as of the close of business on January 31, 1996, an aggregate of fewer than 100 Shares, and who validly tenders all of such Shares (partial tenders will not qualify for this preference); and (b) then, after purchase of all of the foregoing Shares, all other Shares validly tendered and not withdrawn prior to the expiration of the Offer on a pro rata basis, if necessary (with appropriate adjustments to avoid purchases of fractional Shares).

         The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions the laws of which require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by Lazard Freres & Co. LLC and Goldman, Sachs & Co. or one or more registered brokers or dealers licensed under the laws of such jurisdiction.